UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2020

BIONEXUS GENE LAB CORP .
(Exact name of registrant as specified in its charter)

Wyoming	333-229399	35-2604830
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Unit 2, Level 10, Tower B, Avenue 3, The Vertical Business Suite II

Bangar South

No. 8 Jalan Kerinchi

59200, Kuala Lumpur

(Address of Principal Executive Offices)

+603 1221-26512

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 24, 2020, BioNexus Gene Lab Corp, a Wyoming company (“Company”) entered into a Share Exchange Agreement (“Agreement”) with Chemrex Corporation Sdn. Bhd., a Malaysian company ("Chemrex"), and the shareholders of the Chemrex ("Chemrex Shareholders") pursuant to which the Company acquired all of the issued and outstanding shares of capital stock of Chemrex from the Chemrex Shareholders in exchange for 68,487,261 shares of common stock of the Company to be issued to the Chemrex Shareholders.

Chemrex wholesales chemicals and resins for the manufacturers in industrial, medical components and equipment industries with customers located across South East Asia, Middle East and South India. For fiscal year ended December 31, 2019, Chemrex had approximately $15,636,064 (USD) in revenues with an after tax net profit of $308,083 (USD) (both amounts unaudited).

The closing of the transaction is scheduled for December 31, 2020.

The Agreement contains other customary terms and conditions and is attached hereto as Exhibit 10.5. The description of the Share Exchange Agreement above is not complete and is qualified in its entirety by reference to Agreement which is filed as exhibits hereto and incorporated herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.5	Share Exchange Agreement dated December 24, 2020 by and among BioNexus Gene Lab Corp, a Wyoming company, and Chemrex Corporation Sdn. Bhd., a Malaysian company and the shareholders of the Chemrex.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIONEXUS GENE LAB CORPORATION

Date: December 29, 2020	By:	/s/ Chan Chong Wong
Chan Chong Wong
Chief Executive Officer
(Principal Executive Officer)

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